EXHIBIT 3.2

CERTIFICATE OF INCREASE

OF

LIGHTPATH TECHNOLOGIES, INC.

Lightpath Technologies, Inc., a Delaware corporation (the “Corporation”), certifies as follows:

First: The Corporation filed a Certificate of Designations with the Office of the Secretary of State of the State of Delaware authorizing 34,500,000 shares of Class A Common Stock. The Board of Directors of the Corporation subsequently adopted a resolution authorizing and directing that the authorized number of shares of Class A Common Stock be increased from 34,500,000 shares to 44,500,000 shares.

Second: The Board of Directors of the Corporation adopted a resolution authorizing and directing that the authorized number of shares of Class A Common Stock be increased from 44,500,000 shares to 99,500,000.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Increase to be signed by its duly authorized officer on the date set forth below.

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ Shmuel Rubin
Shmuel Rubin
President and Chief Executive Officer

Date:	January 31, 2024

Signature Page — Certificate of Increase